Exhibit 99.1

Milacron Lowers Second Quarter Earnings Estimate

Company to Step up Restructuring and Cost Cutting
For Return to Profitability by Year-End

CINCINNATI, OHIO, July 17, 2003...Citing intensified pricing pressure in both North American and European markets for plastics equipment and supplies, Milacron Inc. (NYSE: MZ) said it expects to report a pre-tax operating loss from continuing operations of approximately $10 million in the second quarter, about $3 million more than previously anticipated.

Boosted by successful efforts at the National Plastics Exposition (NPE-2003) held in Chicago during the last week of June, new orders came in slightly higher than expected, albeit too late for shipment in the quarter. On the other hand, extremely competitive conditions, primarily caused by low capacity utilization rates throughout most of the plastics processing industries, continued to hurt profitability in all three of Milacron's plastics segments: Machinery Technologies-North America, Machinery Technologies-Europe and Mold Technologies. Sales and earnings came in on target, however, in the company's fourth segment, Industrial Fluids.

"In the near term, we do not anticipate significant increases in plastics processing production rates and, as a result, we expect competitive pressures to continue," said Ronald D. Brown, Milacron's chairman and chief executive officer. "Nonetheless, we remain committed to returning to profitability by year-end. Accordingly we must take the necessary actions to reduce costs and resize our businesses to match current market conditions. We will announce specific actions in two weeks' time when we report second quarter results," he said, "and we will address the implications for the outlook for the rest of the year at that time."

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's Form 10-Q on file with the Securities and Exchange Commission.

Milacron is scheduled to release its second-quarter results on July 29, 2003.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 4,000 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).